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                                                                   EXHIBIT 21.1

Subsidiaries of Valassis Communications, Inc.

VCI Enterprises, Inc.
Valassis International, Inc.
Promotion Watch, Inc.
VCI Electronic Commerce, Inc.
Valassis Retail Connection, Inc.
VCI Direct Mail, Inc.
Valassis Data Management, Inc.
Valassis Manufacturing Company
Valassis Sales and Marketing Services, Inc.
VCI Electronic Coupons, Inc.